Exhibit 99.1

QUANTUM COMPUTING INC.

Unaudited condensed consolidated financial information of the Company as of March 31, 2024 and for the three months ended March 31, 2024 and 2023.

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PART I – FINANCIAL INFORMATION

Item 1.  Unaudited Condensed Consolidated Financial Statements

QUANTUM COMPUTING INC.

Index to the Condensed Consolidated Financial Statements

(Unaudited)

QUANTUM COMPUTING INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$6,100,769	$2,059,285
Accounts receivable	32,200	65,000
Inventory	155,328	72,650
Loans receivable	571,499	557,236
Prepaid expenses and other current assets	498,496	427,577
Total current assets	7,358,292	3,181,749
Fixed assets (net of depreciation)	4,380,177	2,869,658
Operating lease right-of-use assets	736,278	799,942
Intangible Assets-net of amortization	10,677,017	11,388,015
Goodwill	59,784,150	60,359,867
Other noncurrent assets	129,045	129,045
Total assets	$83,064,959	$78,728,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,681,063	$1,461,541
Accrued expenses	549,468	195,923
Deferred revenue	8,332	458
Dividends payable - preferred	-	215,119
Current portion of long-term debt	535,684	2,496,480
Other current liabilities	251,220	250,116
Total current liabilities	3,025,767	4,619,637
Operating lease liabilities	775,102	840,085
Total liabilities	3,800,869	5,459,722

Stockholders’ equity
Preferred stock, $0.0001 par value, 1,550,000 shares Series A Convertible Preferred authorized; 1,407,221 and 1,490,004 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively; 3,079,864 shares of Series B Preferred Stock authorized, 0 and 0 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	141	149
Common stock, $0.0001 par value, 250,000,000 shares authorized; 91,345,140 and 77,451,356 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	9,135	7,745
Additional paid-in capital	235,879,648	222,979,112
Accumulated deficit	(156,624,834)	(149,718,453)
Total stockholders’ equity	79,264,090	73,268,553
Total liabilities and stockholders’ equity	$83,064,959	$78,728,275

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QUANTUM COMPUTING INC.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Total revenue	$27,325	$120,530
Cost of revenue	15,923	56,239
Gross margin	11,402	64,291
Salaries and Benefits	1,435,583	1,453,634
Professional Services	244,417	225,040
Research & Development	1,409,307	1,534,597
Stock Based Compensation	1,352,617	1,968,814
Selling General & Administrative	2,001,955	1,881,408
Operating expenses	6,443,879	7,063,493
Loss from Operations	(6,432,477)	(6,999,202)
Other Income and Expense
Interest Income	37,593	31,845
Interest Expense – Promissory Notes	17,038	214,523
Interest Expense – Preferred dividends	-	215,715
Interest Expense – Financing expenses	494,459	320,236
Other income (expense)	(473,904)	(718,629)

Income tax expense	-	-

Net loss	$(6,906,381)	$(7,717,831)

Loss per share – basic and diluted	(0.08)	(0.13)
Weighted average shares – basic and diluted	82,478,590	58,944,751

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QUANTUM COMPUTING INC.

Condensed Consolidated Statement of Stockholders’ Equity

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	in Capital	Deficit	Total

BALANCES, December 31, 2023	1,490,004	149	77,451,356	$7,745	$222,979,112	$(149,718,453)	$73,268,553

Issuance of shares for cash			13,602,940	1,360	12,578,967		12,580,327
Issuance of shares for services			72,844	7	57,339	-	57,346
Stock redemptions	(82,783)	(8)	-	-	(455,298)	-	(455,306)
Merger consideration					(57,572)	-	(57,572)
Derivatives & warrants					(518,146)	-	(518,146)
Stock options					1,159,187		1,159,188
Stock-based compensation			218,000	22	136,058	-	136,080
Net loss	-	-			-	(6,906,381)	(6,906,381)
BALANCES, March 31, 2024	1,407,221	141	91,345,140	$9,135	$235,879,648	$(156,624,834)	$79,264,090

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCES, December 31, 2022	1,500,004	150	55,963,334	$5,596	$194,878,766	$(119,987,781)	$74,896,731
Issuance of shares for cash			3,021,632	302	6,551,153		6,551,455
Issuance of shares for services			1,500,000	150	2,324,850	-	2,325,000
Conversion of Preferred	(10,000)	(1)	11,096	1	596	-	596
Stock Options					1,675,707	-	1,675,707
Net loss	-	-			-	(8,506,139)	(8,506,139)
BALANCES, March 31, 2023	1,490,004	149	60,496,062	$6,049	$205,431,072	$(128,493,920)	$76,943,350

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QUANTUM COMPUTING INC.

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Operating activities
Net loss	$(6,906,381)	$(8,506,139)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, amortization, and other	895,632	1,667,529
Stock based compensation expense	1,352,617	4,000,707
Changes in operating assets and liabilities
Accounts receivable	32,800	(50,231)
Inventories	(82,678)	-
Other current assets	(85,183)	(30)
Other long-term assets	63,664	-
Accounts payable	219,522	49,863
Unearned revenue	7,874	-
Other current liabilities	125,154	(1,878,000)
Other long-term liabilities	(64,983)	-
Net cash used in operating activities	(4,441,962)	(4,716,301)

Investing activities
Purchases of property and equipment	(1,578,608)	(378,754)
Net cash used in investing activities	(1,578,608)	(378,754)

Financing activities
Payments of principal of notes payable	(2,062,966)	-
Redemptions of preferred stock	(455,307)	-
Proceeds from stock issuance (At-The-Market facility)	12,580,327	6,551,455
Net cash provided by (used in) financing activities	10,062,054	6,551,455

Increase in cash and cash equivalents	4,041,484	1,456,400
Cash and cash equivalents, beginning of period	2,059,285	5,308,466
Cash and cash equivalents, end of period	$6,100,769	$6,764,866

Supplemental disclosures of other cash flow information:
Cash paid for interest	$31,412	$250,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Note 1 – Nature of the Organization and Business

Corporate History

Quantum Computing Inc. (“QCi” or the “Company”) was formed in the State of Nevada on July 25, 2001, under its prior name, Ticketcart, Inc. The Company redomiciled to Delaware on February 22, 2018 and changed its name to Quantum Computing Inc. Effective July 20, 2018, the trading symbol for the Company’s common stock, par value $0.0001, on the OTC Market changed from “IBGH” to “QUBT”. On July 15, 2021 the Company uplisted to The Nasdaq Stock Market LLC. On June 16, 2022, the Company merged with QPhoton, Inc. (“QPhoton”), a developer of quantum photonic systems and related technologies and applications.

Nature of Business

QCi is an American company utilizing integrated photonics and non-linear quantum optics to deliver quantum systems for high-performance computing applications. Quantum’s products are designed to operate at room temperature and low power. Our core technology enables the execution of a go-to-market strategy which emphasizes accessibility and affordability. Our quantum systems enable subject matter experts (SMEs) and end users to deliver critical business solutions today.

The Company initially focused on providing software tools and applications for several commercially available quantum computers. However, following the June 2022 merger with QPhoton and its associated intellectual property and engineering team, the Company now offers integrated high-performance quantum systems and services.

The core of our quantum information services today is our Entropy Quantum Computing (“EQC”) technology. We have built room-temperature, photonic quantum information processing systems underpinned by a series of patented and patent pending technologies. Our technology, supported by professional services through our “Quantum Solutions” offering, helps our clients benefit from the technology today. In addition, our leading-edge photonic technology and engineering teams will enable QCi to continue to enhance quantum LIDAR and sensing systems, imaging systems, quantum-secured network solutions, and photonic quantum chips.

Liquidity

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern for a period of one year from the issuance of these unaudited condensed consolidated financial statements. For the period ended March 31, 2024, the Company had $27,325 in revenues, a net loss of $6,906,381 and had net cash used in operations of $4,441,962. Additionally, as of March 31, 2024, the Company had working capital of $4,332,526 and an accumulated deficit of $156,624,834. It is management’s opinion that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date of these unaudited condensed consolidated financial statements.

The unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including obtaining adequate financing to fulfill its development activities, acceptance of the Company’s patent applications and ultimately achieving a level of sales adequate to support the Company’s cost structure. However, there can be no assurances that the Company will be able to secure additional equity investments or achieve an adequate sales level.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

On October 28, 2022, the Company filed a shelf registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on November 8, 2022 (the “2022 shelf”). Under the 2022 Shelf at the time of effectiveness, the Company had the ability to raise up to $100 million by selling common stock, preferred stock, debt securities, warrants and units. On December 5, 2022, the Company entered into an At-The-Market (“ATM”) Issuance Sales Agreement (the “ATM Agreement”) with Ascendiant Capital Markets, LLC (“Ascendiant”) relating to the sale of its common stock, and incorporated the ATM Agreement into the 2022 Shelf by amendment that was declared effective January 10, 2023. On August 17, 2023, the Company and Ascendiant entered into an amendment (the “ATM Amendment”) to the ATM Agreement, increasing the amount of Common Stock the Company may offer and sell via the “at the market” equity offering program from $25,000,000 to $50,000,000 (the “ATM Upsize”). Following the ATM Upsize, the Company is able to offer and sell shares of Common Stock having an aggregate offering price of up to $27,362,717 via the “at the market” equity offering program. The Company filed a prospectus supplement, dated August 18, 2023 with the Securities and Exchange Commission (the “SEC”) in connection with the offer and sale of the shares pursuant to the ATM Amendment (the “Prospectus Supplement”).

Under the terms of the ATM Agreement, as amended, the Company may, but is not obligated to, offer and sell, from time to time, shares of common stock having an aggregate offering price of up to $50 million through Ascendiant. Sales of common stock, if any, will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act. The Company intends to use any net proceeds from the sale of securities for our operations and for other general corporate purposes, including, but not limited to, capital expenditures, general working capital, and possible future acquisitions. There were 13,602,940 shares of common stock sold under the ATM Agreement during the three months ended March 31, 2024 and 3,021,632 shares of common stock sold under the ATM Agreement during the three months ended March 31, 2023. As of March 31, 2024, the Company has utilized $38.1 million of the 2022 Shelf. The Company has approximately $61.9 million available under the 2022 Shelf and $11.9 million available under the ATM Agreement, as amended, as of March 31, 2024.

Note 2 – Significant Accounting Policies:

Basis of Presentation and Principles of Consolidation:

The Company prepares its unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), including ASC 810, Consolidation. The unaudited condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The Company’s fiscal year end is December 31.

Cash and Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. As of March 31, 2024, the Company had invested $4,511,379 in highly liquid money market funds managed by Morgan Stanley. The Company maintains the balance of its operating cash in deposit accounts with high quality financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses on these deposits and believes it is not exposed to significant credit risk on cash.

Use of Estimates:

These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the unaudited condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates required to be made by management include the determination of reserves for accounts receivable, stockholders’ equity-based transactions and liquidity assessment. Actual results may differ from these estimates.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Revenue

The Company recognizes revenue in accordance with ASC 606 – Revenue from Contracts with Customers, by analyzing contracts with its customers using a five-step approach:

1.	Identify the contract

2.	Identify the performance obligations

3.	Determine the transaction price

4.	Allocate the transaction price to the performance obligations

5.	Recognize revenue when performance obligations are satisfied

The revenue the Company has recognized in 2023 and the three months ended March 31, 2024, were primarily derived from contracts to perform professional services. Revenue from time and materials-based contracts is recognized as the direct hours worked during the period times the contractual hourly rate, plus direct materials and other direct costs as appropriate, plus negotiated materials handling burdens, if any. Revenue from units-based contracts is recognized as the number of units delivered or performed during the period times the contractual unit price. Revenue from fixed price contracts is recognized as work is performed with estimated profits recorded on a percentage of completion basis. The Company has no cost-plus type contracts at this time.

For hardware products, the Company includes depreciation and amortization expenses in manufacturing overhead, which is a component of cost of revenue cost of revenue. However, at the present time manufacturing overhead, including depreciation and amortization expense related to production equipment, is not material and the primary components of cost of revenue are direct labor and direct materials, with a small amount of shipping expenses.

Accounts Receivable and Provision for Credit Losses

Accounts receivable principally consists of amounts due from customers for work performed on contracts. The Company records accounts receivable at their net realizable value. Periodically the Company evaluates its accounts receivable to establish an allowance for doubtful accounts, when deemed necessary, based on the history of past write-offs, collections and current credit conditions. During 2022 certain accounts receivable, attributable to a single customer, were determined not to be collectible and management recorded an allowance for doubtful accounts and wrote off the uncollectible receivables against that account. The accounts receivable as of March 31, 2024 and December 31, 2023 are considered fully collectible and thus management has not recorded an allowance for doubtful accounts.

Operating Leases - ASC 842

The Company implemented FASB Accounting Standards Codification, or ASC, Topic 842, Leases (“ASC 842”). The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets are included in right-of-use assets, net on the consolidated balance sheets. The current and long-term components of operating lease liabilities are included in the current operating lease liabilities and noncurrent operating lease liabilities, respectively, on the consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, and the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. Certain leases may include options to extend or terminate the lease. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded in the balance sheet. All of our operating leases are comprised of office space leases, and as of December 31, 2023 and March, 31, 2024, we had no finance leases.

Business Combinations

We account for business combinations under the acquisition method of accounting, following ASC 805, Business Combinations. This method requires the recording of acquired assets and assumed liabilities at their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Results of operations related to business combinations are included prospectively beginning with the date of acquisition and transaction costs related to business combinations are recorded withing general and administrative expenses.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Property and Equipment

Property and equipment are stated at cost or contributed value. Depreciation of furniture, software and equipment is calculated using the straight-line method over their estimated useful lives, and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Maintenance and repairs are charged against expense as incurred.

Research and Development Costs

Research and development costs include costs directly attributable to the conduct of research and development programs, including the cost of services provided by outside contractors, acquiring work-in-progress intellectual property, development, and mandatory compliance fees and contractual obligations. All costs associated with research and development are expensed as incurred.

Software Development Costs

Development costs incurred subsequent to the establishment of technological feasibility for software intended to be sold, licensed or otherwise marketed to customers will be capitalized, but development costs not meeting the criteria for capitalization are expensed as incurred. With respect to internal use software, the Company will capitalize such development costs incurred during the application development stage, but development costs incurred prior to that stage will be expensed as incurred. To date the Company has not incurred any material capitalizable software development costs.

Stock Based Compensation

The Company has adopted Accounting Standards Update (“ASU”) No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expands the scope of ASC 718, Share-Based Payment, to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of ASC 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. ASU 2018-07 specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards, and that ASC 718 does not apply to share based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606, Revenue from Contracts with Customers

Stock-based compensation expense is recorded for all option grants and awards of non-vested stock and recognized in the unaudited condensed consolidated financial statements based on the grant date fair value of the awards granted. Stock-based compensation is recognized as expense over the requisite service period, which generally represents the vesting period. The Company calculates the fair value of stock options using the Black-Scholes option-pricing model at grant date. The Company estimates a rate of forfeiture when recording stock option expense. The assumptions and estimates involved in the Black-Scholes model require significant judgement and any changes could have a material impact in the determination of stock-based compensation expense

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Earnings (Loss) Per Share:

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding, plus the number of additional common shares that would have been outstanding if the common share equivalents had been issued (computed using the “If-Converted” method), unless the effect of such issuances would have been anti-dilutive.

The following table sets forth the computation of basic and diluted loss per share (except share and per share data):

	For the Three Months Ended
	March 31,
	2024	2023
Numerator:
Net loss – basic and diluted	$(6,906,381)	$(7,717,831)
Denominator
Basic weighted average common stock outstanding	82,478,590	58,944,751
Diluted weighted average common stock outstanding	84,478,590	58,944,751
Loss per share – basic and diluted	(0.08)	(0.13)

In periods with a reported net loss, the effect of anti-dilutive stock options, unvested restricted common stock and warrants are excluded and diluted loss per share is equal to basic loss per share. Due to a net loss in the periods ended March 31, 2024 and 2023, there were therefore no dilutive securities and hence basic and diluted EPS were the same. The following is a summary of the weighted average common stock equivalents for the securities outstanding during the respective periods that have been excluded from the computation of diluted net loss per common share, as their effect would be anti-dilutive:

	For the Three Months Ended March 31,
	2024	2023
Warrants	2,886,346	6,559,427
Options	13,329,367	9,908,904
Unvested restricted common stock	2,402,202	-
Total potentially dilutive shares	18,617,915	16,468,331

Note 3 – Business Combinations

Merger with QPhoton, Inc.

On May 19, 2022, the Company, QPhoton, and Yuping Huang, the principal stockholder of QPhoton (“Mr. Huang”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company agreed to acquire QPhoton through a series of merger transactions (collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”). On June 16, 2022, all conditions precedent having been met or waived by the parties, the Company closed the Transactions with QPhoton. The merger with QPhoton adds to the Company’s portfolio of quantum computing products and enables the Company to offer a wider range of quantum information services. The Company accounted for the Transactions using the acquisition method in accordance with ASC 805, Business Combinations, with the purchase price being allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition date. Fair values were initially determined using management estimates at the time of the merger, then updated in June 2023 for the values attributable to intangible assets based on new information the Company received from a third-party valuation. The results of QPhoton are included within the unaudited condensed consolidated financial statements commencing on the acquisition date.

Pursuant to the Merger Agreement, immediately following the closing of the Transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub I (a wholly owned subsidiary of the Company) merged with and into QPhoton, with QPhoton surviving the merger as a wholly-owned subsidiary of the Company, immediately after which the surviving corporation merged with and into Merger Sub II (also a wholly owned subsidiary of the Company), with Merger Sub II surviving the merger as a wholly-owned subsidiary of the Company (the “Surviving Company”). The merger consideration to be paid to the stockholders of QPhoton (the “Merger Consideration”) consisted of (i) 5,802,206 shares of common stock, par value $0.0001 per share, (ii) 2,377,028 shares of a new series of the Company’s preferred stock, par value $0.0001 per share, to be designated Series B convertible preferred stock (“Series B Preferred Stock”), and (iii) warrants to purchase up to 7,028,337 shares of common stock (the “Warrants”). Each share of Series B Preferred Stock converts into ten (10) shares of common stock. The Merger Consideration for stockholders Yuping Huang and Stevens Institute of Technology was issued in 2022. The other stockholder may have forfeited his rights to the Merger Consideration when he filed a claim asserting Appraisal rights under Delaware law, and pursuant to the terms of the Merger Agreement, all claims to the Merger Consideration had to be submitted to the Company within twelve (12) months of the Closing. However, the Company is in settlement negotiations with the remaining QPhoton stockholder and has decided not to post any adjustment to the purchase price of the Transaction until those negotiations are concluded or abandoned.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

The purchase price was approximately $83.1 million, consisting of Company Common Stock, Series B Preferred Stock and Warrants. The purchase agreement did not include any contingent consideration. Since the Transactions were structured as an exchange of equity securities, the purchase price was calculated based on the fair market value (in this case the NASDAQ closing price) of the total shares of the Company securities paid to the shareholders of the acquired company, QPhoton. The closing Price of Company Common Stock on June 16, 2022 was $2.27. The total shares of Company Common Stock offered for QPhoton was 36,600,823, which assumes all of the 2,377,028 Series B Convertible Preferred shares are converted to Common Stock at the 10:1 ratio, and that all 7,028,337 warrants to purchase Common Stock are eventually exercised. The warrants were valued using a Black Scholes formula assuming a maturity of five years, a risk-free interest rate of 2.8%, a volatility of 3.54 and an exercise price of $0.00001. That results in a total value for the Transactions of $83,083,868. This amount will be used as the purchase price. Under ASC 805 transaction costs are required to be expensed so legal and accounting fees incurred for the Transactions were not included in the purchase price.

The fair value of the prepaid expenses and security deposits was set at book value, and the fair value of the fixed assets was written up to the purchase cost to reflect the recent purchase dates of the equipment relative to the closing date of the merger. To estimate the fair value of the identifiable intangible assets, the Company recorded an estimate at the time of merger. The Company subsequently engaged a third-party valuation expert (the “Third Party Valuation Expert”), Scalar, LLC, to conduct an independent analysis in line with purchase price accounting standards. The Third Party Valuation Expert concluded:

●	that there was no fair value attributable to management’s initial estimate of $10,000,000 for customer relationships based on the lack of current customer contracts;

●	a fair value of $2,722,000 attributable to the non-compete agreement with the founder using the with-and-without method, based on a variation of the income approach, an increase of $2,222,000 in intangibles compared with management’s initial estimate of $500,000. The with-and-without methodology employed uses two scenarios to value the non-compete asset: (1) the “with scenario” captures the estimated cash flows from the business if all of the existing assets were in place including the non-compete asset, and (2) the “without scenario” captures the estimated cash flows from the business if all of the existing assets were in place except the non-compete asset. The difference between the two scenarios is attributed to the presumed loss of cash flows without the non-compete asset in place and represents the value of the non-compete agreement;

●	a fair value of $969,000 attributable to the QPhoton trade name and trademark using the relief from royalty methodology, a decrease of $31,000 in intangibles compared with management’s initial estimate of $1,000,000. In the application of the relief from royalty method, the Third Party Valuation Expert estimated the value of the trade names/trademarks by capitalizing the royalties saved by virtue of the Company owning the trade names/trademarks. In other words, the Company realizes a benefit from owning the intangible asset rather than paying a rent or royalty for the use of the asset;

●	a fair value of $12,200,000 attributable to the technology and licensed patents using the relief from royalty methodology, an increase of $477,780 in intangibles compared with management’s initial estimate of $11,722,220. In calculating the fair value of the technology and licensed patents, the Third Party Valuation Expert followed the same approach as the trade name/trademark analysis; and

●	that there was no identifiable intangible value attributable to management’s initial estimate of $2,250,000 for employee agreements, rather calculated a fair value of $1,912,000 included in goodwill attributable to the assembled workforce using the replacement cost method. The replacement cost method approximates the cost it would take to reconstruct an asset of similar utility (to create a substitute asset). Specifically, this approach considers all of the costs the Company would have incurred to replace the QPhoton workforce with a brand new (but comparable) workforce. The assembled workforce value is added to goodwill per ASC 805-20-55-6, Assembled Workforce and Other Items that Are not Identifiable, and not tracked separately as an amortizing intangible asset.

The Company accepted the Third Party Valuation Expert’s valuation without adjustment.

The following table summarizes the adjusted acquisition date fair values of assets acquired and liabilities assumed by the Company, including the final results of the analysis performed by the Third Party Valuation Expert for the intangibles:

Purchase price, net of cash acquired	$81,939,939
Less
Prepaid expenses	16,109
Fixed assets at cost	116,315
Security deposits	97,768
Non-compete agreement with founder	2,722,000
Trade names and trademarks	969,000
Developed Technology and licensed patents	12,200,000
Accounts payable and other current liabilities	(2,888,246)
Goodwill	$68,706,993

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

The purchase price and purchase price allocation for QPhoton was initially considered finalized as of September 30, 2022, then was subsequently revised after the Company received new information from the Third Party Valuation Expert’s valuation of intangibles. The following table summarizes the changes of intangibles, which resulted in an increase to goodwill of $9,581,220 compared to initial purchase price allocation estimates reported in the Company’s Form 10-Q: Quarterly report for quarter ending June 30, 2022.

	Initial Valuation	Final	Increase
Intangible Assets	Estimate	Valuation	(Decrease)
Customer relationships	$10,000,000	$-	$(10,000,000)
Non-compete agreement with founder	500,000	2,722,000	2,222,000
Website domain, trade name and trademark	1,000,000	969,000	(31,000)
Employment agreements	2,250,000	-	(2,250,000)
Technology and licensed patents	11,722,220	12,200,000	477,780
Total	$25,472,220	$15,891,000	(9,581,220)

Based on the adjusted purchase price allocation, the goodwill recognized was $68.7 million, which is not expected to be deductible for income tax purposes. The amount allocated to goodwill and intangible assets reflected the benefits the Company expected to realize from the growth of the acquisition’s operations.

Note Purchase Agreement – the Company and QPhoton

On February 18, 2022, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with QPhoton, pursuant to which the Company agreed to loan money to QPhoton using two unsecured promissory notes (each, a “Note”), each in the principal amount of $1,250,000, subject to the terms and conditions of the Note Purchase Agreement. Also on February 18, 2022, pursuant to the terms of the Note Purchase Agreement, the Company loaned the principal amount of $1,250,000 to QPhoton. On April 1, 2022, pursuant to the terms of the Note Purchase Agreement, the Company loaned the principal amount of $1,250,000 to QPhoton, for a total loan under the two Notes of $2,500,000.

The Note Purchase Agreement contains customary representations and warranties by QPhoton and the Company, as well as a “most favored nations” provision for the benefit of the Company. The Notes issued under the Note Purchase Agreement, including the Notes issued on February 18, 2022 and April 1, 2022, provide that the indebtedness evidenced by the applicable Note bears simple interest at the rate of 6% per annum (or 15% per annum during the occurrence of an event of default, as defined in the Notes), and becomes due and payable in full on the earlier of (i) March 1, 2023, subject to extension by one year at the option of QPhoton, (ii) a change of control (as defined in the Notes) of QPhoton or (iii) an event of default. As a result of the merger, the Notes and accrued interest are eliminated through consolidation. However, the two Notes have not been forgiven or converted to equity.

Note 4 – Intangible Assets and Goodwill

As a result of the merger with QPhoton, the Company has the following amounts related to intangible assets:

	Intangible Assets as of:
	March 31,	December 31,	Amortizable
Amortizable Intangible Assets	2024	2023	Life
Non-compete agreement with founder	2,722,000	2,722,0.00	3 years
Website domain name and trademark	969,000	969,000	5 years
Technology and licensed patents	12,200,000	12,200,000	10 years
Less: accumulated amortization	(5,213,983)	(4,502,985)
Net intangible assets	$10,677,017	$11,388,015

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Intangible assets amortization expense was $710,998 for the three months ended March 31, 2024 and $710,998 for the three months ended March 31, 2023, The Company expects future amortization expense to be the following:

Amortization
Balance of 2024 (excluding the three months ended March 31, 2024)	$2,132,993
2025	2,314,713
2026	1,936,657
2027	1,823,607
2028	1,742,857
Thereafter	726,191
Total	$10,677,018

The Company recorded goodwill resulting from the merger with QPhoton, calculated as the difference between the total purchase price and the value of tangible and intangible assets acquired less the liabilities assumed. The Company recorded goodwill of $65,106,678 resulting from the QPhoton merger. The following table provides a summary of the changes in goodwill for the periods ended March 31, 2024 and December 31, 2023:

	March 31,	December 31,
	2024	2023
Goodwill, at beginning of year	$60,359,867	$59,125,773
Goodwill additions or adjustments	-	9,581,220
Goodwill reduction or impairment	575,717	8,347,126
Goodwill, at end of year	$59,784,150	$60,359,867

The Company tested the intangible assets and goodwill for impairment as of December 31, 2023 and concluded there was no impairment of intangible assets or goodwill at that time. For the period ended March 31, 2024, the Company realized $575,717 in reductions to goodwill related to forfeitures of warrants issued and reserved in connection with the QPhoton merger on June 16, 2022 (“QPhoton Merger Consideration Warrants”). The QPhoton Merger Consideration Warrants are forfeited on a pro rata basis when and if stock options and warrants issued and outstanding as of June 15, 2022 are forfeited.

Note 5 – Income Taxes:

The Company has made no provision for income taxes because there has been no taxable income.

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards Number 109 (“SFAS 109”). “Accounting for Income Taxes”, which requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the unaudited condensed consolidated financial statement carrying amounts and the tax basis of existing assets and liabilities.

	March 31,
	2024	2023
Net operating loss carry-forwards	$15,747,297	$11,208,100
Valuation allowance	(15,747,297)	(11,208,100)
Net deferred tax assets	$-	$-

At March 31, 2024, the Company had net operating loss carry forwards of approximately $15,747,297.

Net operating loss carryforwards are subject to limitations under Section 382 of the Internal Revenue Code and the Company anticipates that no more than an insignificant portion of this net operating allowance will ever be used against future taxable income. FASB Codification ASC 740 requires changes in recognition and measurement for uncertain tax positions. The Company has analyzed its tax positions and concluded that it is not aware of any uncertain tax positions. If this conclusion changes, the Company will assess the impact of any such changes on its financial position and the results of operations.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Note 6 – Financial Accounting Developments:

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption. The Company has evaluated the recently implemented accounting standards and concluded that none currently apply to the Company.

Note 7 – Property and Equipment

	March 31,	December 31,
Classification	2024	2023
Hardware & Equipment	$4,658,004	$3,092,664
Software	62,543	49,275
Total cost of property and equipment	4,720,547	3,141,939
Accumulated depreciation	340,370	272,281
Property and equipment, net	$4,380,177	$2,869,658

The Company acquired $1,578,608 of property and equipment during the three months ended March 31, 2024. It is the Company’s policy to capitalize purchases of property and equipment with a cost of $2,500 or more that benefit future periods.

Estimated Useful Life (Years)
Computer and laboratory equipment	5
Network equipment	4
Minor equipment	3
Furniture and fixtures	7
Software	3
Leasehold improvements	5

Maintenance and repairs are charged to operations when incurred. When property and equipment are sold or otherwise disposed, the asset account and related accumulated depreciation and amortization accounts are relieved, and any gain or loss is included in other income or expense.

Note 8 – Loans

Notes Payable – BV Advisory Partners, LLC

As part of our business combination with QPhoton in June 2022, we acquired a note payable to BV Advisory Partners, LLC. On March 1, 2021, QPhoton entered into a Note Purchase Agreement with BV Advisory. Under the Note Purchase Agreement, on March 1, 2021, March 23, 2021 and July 9, 2021, BV Advisory, a related party shareholder, purchased convertible promissory notes from QPhoton for $200,592, $150,000, and $150,000, respectively, for a total of $500,592 (the “BV Notes”). The BV Notes all bore interest at a rate of 6% per annum and matured 2 years from the grant date. However, QPhoton only received approximately $375,000 in cash proceeds as $125,041 was paid by BV Advisory directly to The Trustees of the Stevens Institute of Technology (“Stevens Institute”) on behalf of QPhoton, to satisfy QPhoton’s obligations to reimburse costs incurred under the terms of their patent license agreement with the Stevens Institute.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

On June 16, 2022 the Company tendered a cashier’s check to BV Advisory in the amount of $535,68.44, representing the full principal balance of the BV Notes and accrued interest through June 16, 2022. On July 14, 2022 BV Advisory returned the cashier’s check and disputed the calculation of the amount paid to settle the BV Notes. The BV Notes and accrued interest are recorded as short-term liabilities. On August 15, 2022, BV Advisory Partners, LLC (“BV Advisory”) filed a complaint in the Court of Chancery of the State of Delaware naming the Company and certain of its directors and officers (among others) as defendants (the “Lawsuit”). BV Advisory Partners, LLC v. Quantum Computing Inc., et al., C.A. No. 2022-0719-VCG (Del. Ch.). BV Advisory is seeking, among other relief, monetary damages for an alleged breach of the Note Purchase Agreement between BV Advisory and QPhoton, Inc., the predecessor in interest to QPhoton, LLC, a wholly-owned subsidiary of the Company, as well as monetary damages for breach of an alleged binding letter of intent among Barksdale Global Holdings, LLC, Inference Ventures, LLC and QPhoton, Inc. The Company believes that BV Advisory’s claims have no merit and intends to defend itself vigorously. The Company filed a motion to dismiss the complaint in December 2022, and in March 2023 Plaintiff filed a second amended complaint. The Company filed a motion to dismiss the second amended complaint, oral argument was held on October 11, 2023 and at this time that motion is pending before the Court. The Company does not believe it is necessary to accrue an amount in addition to the principal and interest on the BV Notes at this time.

Unsecured Promissory Note

On September 23, 2022, the Company entered into a note purchase agreement (the “NPA”) with Streeterville Capital, LLC (“Streeterville”), pursuant to which Streeterville purchased an unsecured promissory note (the “Note” or the “Streeterville Unsecured Note”) in the initial principal amount of $8,250,000. The Note bears interest at 10% per annum. The maturity date of the Note is 18 months from the date of its issuance (the “Maturity Date”). The Note carries an original issue discount of $750,000, which is included in the principal balance of the Note. If the Company elects to prepay the Note prior to the Maturity Date, it must pay to Investor 120% of the portion of the Outstanding Balance the Company elects to prepay.

Beginning on the date that is six (6) months after the issuance date of the Note, Streeterville has the right to redeem up to $750,000 of the outstanding balance of the Note per month (“Redemption Amount”) by providing written notice to the Company (“Redemption Notice”). Upon receipt of any Redemption Notice, the Company shall pay the applicable Redemption Amount in cash to Streeterville within three (3) trading days of the Company’s receipt of such Redemption Notice. No prepayment premium shall be payable in respect of any Redemption Amount. As of March 31, 2024, Streeterville has redeemed $4,750,000 of the outstanding balance of the Note.

Pursuant to the terms of the NPA, the parties provided customary representations and warranties to each other. Also, until amounts due under the Note are paid in full, the Company agreed, among other things, to: (i) timely make all filings under the Securities Exchange Act of 1934, (ii) ensure the common stock continues to be listed on the Nasdaq Stock Market LLC (iii) ensure trading in the common stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on the Company’s principal trading market, (iv) ensure the Company will not make any Restricted Issuance (as defined in the Note) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, (v) ensure the Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Company from entering into certain additional transactions with Streeterville, and (vi) with the exception for Permitted Liens (as defined in the Note), ensure the Company will not pledge or grant a security interest in any of its assets without Streeterville’s prior written consent, which consent may be granted or withheld in Streeterville’s sole and absolute discretion.

The Note sets forth certain standard events of default (such event, an “Event of Default”) that generally, if uncured within seven (7) trading days, may result in the discretion of Streeterville in certain penalties under the terms of the Note. In this regard, upon an Event of Default, Streeterville may accelerate the Note by written notice to the Company, with the outstanding balance becoming immediately due and payable in cash at the Mandatory Default Amount (as defined in the Note). Additionally, upon written notice given by Streeterville to the Company, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum simple interest or the maximum rate permitted under applicable law upon an Event of Default.

Note Purchase Agreement Loan

On May 16, 2023, the Company entered into a Summary of Proposed Terms (the “Letter of Intent”) with millionways, Inc. (“millionways”) to provide bridge loans to millionways and enter into due diligence to acquire up to 100% of the AI firm. On June 6, 2023, the Company entered into a Note Purchase Agreement (the “MW Agreement”) with millionways, pursuant to which the Company agreed to purchase from millionways up to three unsecured promissory notes (each, a “MW Note”), in an aggregate principal amount of up to $2,000,000, subject to the terms and conditions of the MW Agreement. Also on June 6, 2023, pursuant to the terms of the MW Agreement, the Company purchased the MW Notes from millionways and loaned an aggregate principal amount of $500,000 to millionways.

The MW Agreement contains customary representations and warranties by millionways and the Company, as well as a “most favored nations” provision for the benefit of the Company. The MW Notes issued under the MW Agreement, including the MW Notes issued on June 6, 2023, provide that the indebtedness evidenced by the applicable MW Note bears simple interest at the rate of 10% per annum (or 15% per annum during the occurrence of an event of default, as defined in the MW Notes), and becomes due and payable in full on the earlier of (i) May 16, 2024, (ii) a change of control (as defined in the MW Notes) of millionways, (iii) dollar-for-dollar prepayment for additional capital received through any vehicle from a third party or (iv) an event of default.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Note 9 – Capital Stock:

Series A Convertible Preferred Offering

From November 10, 2021 through November 17, 2021, the Company conducted a private placement offering (the “Private Placement”) pursuant to securities purchase agreements with 7 accredited investors (the “Series A Investors”), whereby the Series A Investors purchased from the Company an aggregate of 1,545,459 shares of the Company’s newly created Series A Convertible Preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”) and warrants to purchase 1,545,459 shares of common stock for an aggregate purchase price of $8,500,000. The Private Placement was completed and closed to further investment on November 17, 2021.

The Series A Preferred Stock ranks senior to common stock with respect to the payment of dividends and liquidation rights. Each holder of Series A Preferred Stock is entitled to receive, with respect to each share of Series A Preferred Stock then outstanding and held by such holder, dividends at the rate of ten percent (10%) per annum (the “Preferred Dividends.”) The Company is obligated to pay the Preferred Dividends quarterly, in arrears, within fifteen (15) days of the end of each quarter. The Company has the option to pay the Preferred Dividends in cash or in common stock, at a price per share of common stock equal to the average of the closing sale price of the common stock for the five (5) trading days preceding the applicable dividend payment date. The Preferred Dividends are accrued monthly, but not compounded, and are recorded as interest expense, because the Preferred Dividends are mandatory and not declared at the discretion of the Board of Directors.

The number of shares of common stock issuable upon conversion of any share of Series A Preferred Stock shall be determined by dividing (x) the Conversion Amount of such share of Series A Preferred Stock by (y) the Conversion Price. “Conversion Amount” means, with respect to each share of Series A Preferred Stock, as of the applicable date of determination, the sum of (1) the stated value thereof plus (2) any accrued dividends. “Conversion Price” means, with respect to each share of Series A Preferred Stock, as of any optional conversion date, Mandatory Conversion Date or other date of determination, $5.50, subject to adjustment for stock splits, dividends, recapitalizations and similar corporate events.

The Warrants are two-year warrants to purchase shares of common stock at an exercise price of $7.00 per share, subject to adjustment, and are exercisable at any time on or after the date that is six (6) months following the issuance date. The warrants provide for cashless exercise in the event the underlying shares of common stock are not registered.

In connection with the Purchase Agreement, the Company and the Series A Investors entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to file a registration statement to register the shares of common stock underlying the Series A Preferred Stock and warrants within 180 days. Pursuant to the Registration Rights Agreement, the Series A Investors received certain rights, including but not limited to piggyback registration rights, providing that the holder be given notice of any proposed registration of securities by the Company, and requiring that the Company register all or any portion of the registrable securities that the holders request to be registered, in each case, subject to the terms and conditions of the Registration Rights Agreement.

On April 27, 2022 the Company filed a Resale Form S-3 as required by the Registration Rights Agreement, pursuant to which the Company agreed to file a registration statement to register the shares of common stock underlying the Series A Preferred Stock and warrants within 180 days from the closing of the Private Placement. The Resale Form S-3 went effective on June 2, 2022.

On June 13, 2022, one of the Series A Investors, Falcon Capital Partners, converted 45,455 shares of Series A Convertible Preferred stock into 47,728 shares of common stock.

On February 9, 2023, one of the Series A Investors, Greenfield Children, LLC, converted 10,000 shares of Series A Convertible Preferred stock plus accrued dividends into 11,096 shares of common stock.

As of March 28, 2024, the Board has authorized two classes of preferred stock. The Board has authorized 1,550,000 shares of preferred stock as the Series A Convertible Preferred stock, par value $0.0001 per share, of which 1,490,004 shares are issued and outstanding. The Board has also authorized 3,079,864 shares of preferred stock as the Series B Preferred Stock, par value $0.0001 per share, of which 0 shares are issued and outstanding.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Other Offerings

On January 20, 2023, the Company issued 750,000 shares of common stock to Draper, Inc. and 750,000 shares of common stock to Carriage House Capital, Inc. as compensation for services rendered in support of the QPhoton merger.

On February 9, 2023, one of the investors in the Series A Convertible Preferred financing round, Greenfield Children, LLC, converted 10,000 shares of Series A Convertible Preferred stock plus accrued dividends into 11,096 shares of the Company’s Common Stock.

On February 7, 2024, the Company issued 50,000 shares of common stock to Christopher Roberts per his Separation Agreement and General Release dated June 30, 2023.

From February 7 through March 18, 2024, the Company issued 72,844 shares of common stock to 5 employees and consultants in exchange for services rendered.

On March 19, 2024, the Company issued 168,000 shares of common stock to Robert Liscouski per his Separation Agreement and General Release dated March 15, 2024.

From January 19 through December 31, 2023 and January 1, 2024 through March 31, 2024, the Company sold 17,571,926 and 13,602,940 shares of common stock, respectively, through its ATM facility, managed by Ascendiant Capital, at an average price of $1.45 and $0.92, respectively. The Company received gross proceeds of $25,496,364 and $12,580,327, respectively, and paid a fee of three percent (3%) to Ascendiant Capital.

Note 10 – Stock Based Compensation

Incentive Plans and Options

The Company’s 2019 Equity and Incentive Plan, as amended in 2021 (the “2019 Plan”) enabled the Company to grant incentive stock options or nonqualified stock options and other equity awards to employees, directors and consultants of the Company up to a total of 3,000,000 shares of common stock. All 3,000,000 shares available for issue under the 2019 Plan have been issued.

On July 5, 2022, the Board of Directors adopted the Company’s 2022 Equity and Incentive Plan (the “2022 Plan”) which provides for the issuance of up to 16,000,000 shares of common stock. The 2022 Plan was approved by a majority of the shareholders in September 2022. Per the 2022 Plan, the 2022 Plan reserves increased automatically by 1,000,000 shares on January 1, 2023, providing for a total issuance of up to 17,000,000 shares of common stock. As of March 31, 2024, a total of 13,015,062 shares and options were issued and outstanding under the 2022 Plan.

The following table presents the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Three and Twelve Months Ended
	March 31,	December 31,
	2024	2023
Exercise price	$-	$0.85 – 1.84
Risk-free interest rate	-	4.7 – 5.0%
Expected volatility	-	194 – 214%
Expected dividend yield	-	0%
Expected life of options (in years)	-	5.0

The following table summarizes the Company’s option activity since December 31, 2023:

		Weighted
		Average	Contractual
	Number of	Exercise	Term
	Shares	Price	(in years)
Outstanding as of December 31, 2023	13,843,499	$4.02	4.0
Granted	-	-	-
Exercised	-	-	-
Forfeited	828,437	2.38	-
Outstanding as of March 31, 2024	13,015,062	$2.66	3.5
Vested as of March 31, 2024	8,441,494	$3.27	3.2

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

The following table summarizes the exercise price range as of March 31, 2024:

Exercise Price	Outstanding Options	Exercisable Options
$0.85	120,000	-
$0.86	30,000	10,000
$0.94	30,000	-
$1.00	120,000	120,000
$1.16	30,000	-
$1.18	300,000	100,000
$1.19	42,500	12,500
$1.20	87,500	-
$1.28	25,000	25,000
$1.33	25,000	-
$1.35	3,780,000	750,000
$1.44	150,000	80,558
$1.45	225,000	225,000
$1.51	5,000	-
$1.52	60,000	20,000
$1.74	12,500	12,500
$1.84	492,500	377,500
$1.95	80,000	80,000
$2.37	4,472,062	3,981,707
$2.40	970,000	858,334
$2.56	287,500	173,335
$2.61	150,000	113,894
$5.69	12,500	12,500
$5.70	25,000	16,666
$6.49	15,000	10,000
$6.85	650,000	650,000
$7.00	18,000	12,000
$8.85	100,000	100,000
$10.00	650,000	650,000
$11.51	50,000	50,000
	13,015,062	8,441,494

There were no stock options granted during the three months ended March 31, 2024. The weighted average grant-date fair value of stock options granted during the three months ended March 31, 2023 was $1.81 per share, respectively.

Stock-based compensation

The Company recorded stock-based compensation expense related to common stock options and restricted common stock in the following expense categories of its consolidated statements of operations and comprehensive loss:

	Three Months Ended
	March 31, 2024	March 31, 2023
Research and development	544,755	728,181
General and administrative	807,862	1,240,633
Total stock-based compensation	$1,352,617	$1,968,814

As of March 31, 2024, total unrecognized compensation cost related to common stock options was $4.9 million, which is expected to be recognized over a period of 3.8 years.

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Warrants

In connection with a restricted stock units offering in June 2020, the Company issued warrants in August 2020 to purchase 171,000 shares of the Company’s common stock, at an exercise price of $2.00. Those warrants are exercisable for five years from the date of issuance. In connection with an offering of Series A Convertible Preferred stock in November 2021, the Company issued warrants to purchase 1,545,459 shares of the Company’s common stock at an exercise price of $7.00. Those warrants were exercisable for two years from the date of issuance and have now expired. In connection with the QPhoton merger on June 16, 2022, the Company issued warrants to purchase 6,325,503 shares of the Company’s common stock at an exercise price of $0.0001. Those warrants are exercisable when and if stock options and warrants issued and outstanding as of June 15, 2022, are exercised.

The total merger consideration for the QPhoton merger consisted of 36,600,823 total shares of common stock on an as-converted basis, including 7,028,337 warrants (the “QPhoton Warrants”) to purchase common stock at an exercise price of $0.0001 per share. The merger consideration was to be granted to the three stockholders of QPhoton, in exchange for their QPhoton shares. However, one of the three QPhoton shareholders rejected the merger consideration and commenced litigation in Delaware Chancery Court (see full discussion in Item 3: Legal Proceedings), and to date that litigation has not been resolved. Accordingly, as of March 31, 2024, we had only issued 6,325,503 of the QPhoton Warrants.

The table below summarizes the warrants outstanding at March 31, 2024:

Issuance Date	Expiration Date	Exercise Price	Issued	Exercised	Forfeited / Canceled	Warrants Outstanding
August 18, 2020	August 18, 2025	$2.00	171,000	(150,000)	-	21,000
November 15, 2021	November 15, 2023	$7.00	1,545,459	-	(1,545,459)	-
June 16, 2022	May 9, 2027	$0.0001	6,325,503	-	(3,537,691)	2,787,812

Note 11 – Related Party Transactions

There were no related party transactions during the three-month periods ended March 31, 2024 and 2023.

Note 12 – Operating Leases:

The Company has use of space in four different locations, Hoboken, NJ, Tempe, AZ, Arlington, VA, and Minneapolis, MN, under lease or membership agreements, which expire at various dates through October 31, 2028. The Company’s leases do not provide an implicit rate, and the rates implicit in our leases are not readily determinable. Therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease assets and liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The Company’s leases all contain options to extend or renew the lease term.

The table below reconciles the undiscounted future minimum lease payments under these operating leases to the total operating lease liabilities recognized on the consolidated balance sheet as of March 31, 2024:

Year	Lease Payments Due
Balance of 2025	$576,078
2026	$591,551
2027	$515,981
2028	$191,008
2029	$-
Less: imputed Interest	$(999,200)
Present Value of operating lease liabilities	$875,418

Other information related to operating lease liabilities consists of the following:

	Three Months Ended
	March 31, 2024	March 31, 2023

Cash paid for operating lease liabilities	$65,622	$93,719
Weighted average remaining lease term in years	3.5	4.4
Weighted average discount rate	10%	10%

QUANTUM COMPUTING INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

March 31, 2024

Note 13 – License Agreement – Stevens Institute of Technology

Effective December 17, 2020, QPhoton signed a License Agreement with the Stevens Institute. The License Agreement enables the Company to commercially use technology such as licensed patents, licensed patent applications and licensed “Know-How”. QPhoton is also able to issue sublicenses for the technology under the agreement. The agreement is effective until the later of: (i) the 30-year anniversary of the effective date, or (ii) the expiration of the licensed patent or licensed patent application that is last to expire. As part of the merger of the Company and QPhoton, the Stevens License Agreement was assigned to the Company.

During the term of the agreement and prior to any commercialization or sublicensing of the technology by the Company, the Company shall be required to submit annual reports to the Stevens Institute reporting on all research, development, and efforts toward commercialization and/or sublicensing made during the year. Once any commercialization and/or sublicensing has been initiated, the Company shall deliver quarterly reports to the Stevens Institute reporting on the revenue received by the Company, all sublicenses derived from the sale of licensed products, and the net sales price associated with each transaction. The Company will be responsible for reimbursing Stevens for any costs associated with the prosecution and maintenance of the licensed patents and licensed patent applications moving forward.

Consideration for the agreement

As consideration for the license and other rights granted under the agreement, QPhoton agreed to pay the following: (i) $35,000 within 30 days of execution of the agreement, (ii) $28,000 within 30 days of each annual anniversary of the effective date, (iii) equity in the Company equivalent to nine percent of the outstanding equity of the Company within 30 days of the execution of the agreement, and (iv) royalties of 3.5% of the net sales price of each licensed product sold or licensed by the company during the quarter then-ended, for which it also received payment, concurrent with the delivery of the relevant quarterly report.

As of March 31, 2024 the Company has begun to commercialize some of the licensed technology, though has not recorded any related revenue and hence has not incurred any royalty expenses payable to the Stevens Institute.

Note 14 – Subsequent Events:

On April 1, 2024 the Company filed a motion in New Jersey Superior Court for reconsideration of the Court’s March 7, 2024 order dismissing the Company’s defamation and fraud complaint against the BV Defendants on procedural grounds. On May 1, 2024, the NJ Court affirmed its initial order dismissing the case with prejudice and directed the Company to file its claims in Delaware. The Company is currently evaluating whether it should file the claims in Delaware.

From April 1, 2024 through June 10, 2024, the Company redeemed 165,556 shares of Series A Convertible Preferred in two payments of $455K each, for a cumulative redemption amount of $1,365,000. As of June 10, 2024 there are 1,241,655 outstanding shares of Series A Convertible Preferred issued and outstanding.

On May 3, 2024, the U.S. Securities and Exchange Commission (the “SEC”) released an Order Instituting Public Administrative and Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Sections 4C and 21C of the Securities Exchange Act of 1934 and Rule 102(e) of the Commission’s Rules of Practice, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order. Also on May 3, 2024, the Company dismissed BF Borgers CPA PC (“BF Borgers”) as its independent registered public accounting firm. The decision to dismiss BF Borgers was made with the recommendation and approval of the Audit Committee of the Company. The SEC has advised that, in lieu of obtaining a letter from BF Borgers stating whether or not it agrees with the statements below, the Company may indicate that BF Borgers is not currently permitted to appear or practice before the SEC for reasons described in the SEC’s Cease and Desist Order.

On May 28, 2024, the Delaware Court of Chancery issued rulings dismissing the BV Advisory petition to appoint a receiver for the Company without prejudice and granting in part the Company’s motion to dismiss the BV Advisory lawsuit for breach of contract and related claims, dismissing eight of the ten counts in the complaint.

Effective June 6, 2024, the Audit Committee of the Board of Directors of the Company appointed BPM LLP (“BPM”) as the Company’s independent registered public accounting firm to re-audit the Company’s unaudited condensed consolidated financial statements for the years ended December 31, 2022 and 2023, as well as to audit the Company’s unaudited condensed consolidated financial statements for the current fiscal year ending December 31, 2024.

There are no other events of a subsequent nature that in management’s opinion are reportable.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This unaudited condensed consolidated financial statements of the Company as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 and other reports filed Quantum Computing Inc. from time to time with the U.S. Securities and Exchange Commission (the “SEC”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, relating to the Company’s industry, the Company’s operations and results of operations, and any businesses that the Company may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the unaudited condensed consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our unaudited condensed consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in this report.

When we say “we,” “us,” “our,” “Company,” or “QCi,” we mean Quantum Computing Inc.

Overview

Quantum Computing Inc. is an American company utilizing non-linear quantum optics (optical devices whose output due to quantum effects is exponentially, not linearly, related to inputs) to deliver quantum products for high-performance computing applications. QCi’s products are designed to operate at room temperature and use low power. Our core technology enables the execution of a go-to-market strategy that emphasizes accessibility and affordability as the key selling points.

QCi was founded in 2018 and our initial business was developing platform agnostic enterprise software for quantum computing systems. In June 2022, QCi acquired its wholly-owned subsidiary QPhoton, Inc. (subsequently renamed QPhoton, LLC) (“QPhoton”), a photonics hardware company (the “QPhoton Merger”). That merger enables QCi to now offer high-performance quantum systems integrated with the Company’s software platform, Qatalyst, that existed before the QPhoton Merger.

QCi’s core technology is Entropy Quantum Computing (“EQC”). EQC is a patent pending methodology that utilizes the environment to drive controlled energy loss in a photonic architecture. Using quantum measurements of single photons as a source of feedback, the energy loss of the system is driven to a “ground state solution” where additional computational iterations no longer change the output. The ground state solution is the optimized result (the answer to the problem posed). This methodology allows for very low power consumption and room temperature operation. Also, due to the nature of the measurement and feedback process, EQC drives non-linear quantum interactions for “dense, fully connected” problem solving. We anticipate that our core technologies will enable us to develop and produce multiple generations of quantum machines with increasing computational power, capacity, and speed, as well as the eventual hardware miniaturization to produce optical integrated circuits to replace the discrete components currently used. We expect these systems to deliver performance advantages over classical computational machines with the long-term goal of solving complex problems more effectively and efficiently with greater scalability, lower power consumption, and lower cost.

In addition to our photonic computing platform, we have leveraged QCi’s core technology to demonstrate powerful quantum sensing use cases in LIDAR (Light Detection and Ranging), reservoir computing (a form of neural network that can be used in machine learning applications) and quantum cyber authentication (a method for highly secure communication within a network). Several of these important technologies are already in early stages of commercialization.

Our longer-term product development plan is to migrate product designs based on discrete components to a set of optical integrated circuits built on wafers using a crystalline material called lithium niobate (“Thin Film Lithium Niobate” or “TFLN”). The Company believes that TFLN is an excellent material for design and implementation of optical integrated circuits suitable for our quantum computing and sensing products because it is crystal based and hence can have optical waveguides directly etched into the material. QCi possesses strong domain experience and intellectual property in TFLN design and chip fabrication and has completed initial production of several specialty devices such as electro-optical modulators (“EOM’s”). The Company has begun buildout of a state-of-the-art TFLN chip manufacturing facility in a leased space within Arizona State University’s Research Park in Tempe, Arizona. The Company’s understanding is that this could be the nation’s first dedicated optical integrated circuit manufacturing facility using TFLN wafers to achieve quantum effects. Our plan for the facility is to produce a range of custom lithium niobate chips for use in our own product lines as well as chips for sale in the commercial market. The Company has plans to support this initiative by applying for funding for distinct uses under both the Title 17 Clean Energy Financing Program managed by the US Department of Energy’s Loan Programs Office and also the Creating Helpful Incentives to Produce Semiconductors Act of 2022 (the “CHIPS Act”), which allocates $52 billion for the revitalization and onshoring of semiconductor manufacturing in the U.S. The CHIPS Act funding specifically includes $39 billion in manufacturing incentives and $13 billion to support new research and development.

The recent market report published by Market Research Reports: Document ID: LPI08232779; Published August 8, 2023 “Thin Film Lithium Niobate Market Forecast 2023 – 2029,” indicates a significant underlying market growth for TFLN devices. The study covers use applications and segments that suggest the global TFLN EOM market, valued at $190.4 million in 2022, is forecast to grow an estimated $1,931.3 million by 2029 - a compound annual growth rate of 39 percent.  The report further describes that the demand increase is principally driven by the material advantages that were summarized above. Specifically, TFLN EOM’s have the advantages of large bandwidth, low power consumption, and small size.

Strategy

QCi’s strategy is to provide a range of accessible and affordable quantum machines to commercial and government markets. Our proprietary technology is central to our strategy because we believe that it enables us to leverage the advantages of size, weight, power and cost (over competing cryogenic products to drive market adoption and volume of sales.

In addition to cloud-based access to our quantum computers, we offer on premises installation of our EQC product, rack-mountable and compatible with standard server room infrastructure requiring no need for special cooling, shielding, or power considerations. The Company believes the EQC’s small rack-mountable size and low-energy consumption provides a substantial competitive edge as compared to superconducting, cryogenic quantum systems offered by competitors that are also designed to solve optimization problems.

We believe that the practical benefits to the customer of QCi’s core offerings are:

●	Powerful performance in speed and quality of solution for large complex optimization problems

●	Plug and play compatibility with existing IT infrastructure

●	Low power consumption – normal operation under 80 watts

●	Scalability with potential for migration to nanophotonic system-on-a-chip designs

Market Opportunity

Despite enormous growth in the capabilities of conventional computers and silicon microprocessors, some of the world’s most important computational problems are still considered impractical to solve in a reasonable period of time. Quantum computing represents a potential alternative approach to solving those problems because quantum computers apply the properties of quantum physics to operate in a fundamentally different way. Conventional computer chips use binary bits (ones and zeros) to represent information. Quantum computers utilize qubits (quantum bits), which leverage some of the properties of quantum physics, namely superposition and entanglement, to process computations that would be intractably difficult using conventional computers.

While quantum-based computers will not replace conventional computers in most applications, they are ideally suited to run optimization algorithms, as well as to calculate certain sensing, imaging, and cybersecurity problems that are beyond the reach of general silicon-based computing today. The Company believes that quantum solutions have the potential to bring order of magnitude advances in the fields of medicine, engineering, autonomous vehicles, and cybersecurity and that the demand for quantum computing in these market sectors will likely outpace and outperform the general-purpose computing market in the near- to mid-term and into the foreseeable future.

Our core technology offers practical, cost-effective solutions that materially advance the adoption of quantum machines across several market segments including:

1.	Quantum Computing

2.	Quantum Intelligence (Artificial Intelligence and Machine Learning)

3.	Remote Sensing

4.	Imaging

5.	Cybersecurity

Industry Trends

Quantum computing is a component of the large and global high-performance computing industry, which is comprised of hardware, software, and services for compute-intensive applications. The rapid adoption of technologies such as artificial intelligence, 3D imaging, artificial intelligence/large language models, and the Internet of Things (IoT), have served to exponentially increase the generation of data, driving up the demand for high-performance computing. Estimates of the size of this industry vary, but according to Grand View Research, the high-performance computing market was valued at $39.1 billion in 2019 and is expected to reach a value of $53.6 billion by 2027, see Grand View Research - High Performance Computing Market Size Worth $53.6 Billion By 2027,  https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this Annual Report, and you should not consider information on this website to be part of this Annual Report).

The high-performance computing market is important for many industries, including, but not limited to, IT, aerospace, healthcare, automotive, and e-commerce. Examples of compute-intensive applications include optimization, data management, analytics, encryption, natural language processing and complex modeling. Quantum computing is expected to be useful for similar applications. According to a report from Allied Market Research, the global enterprise quantum computing market size was valued at $1.3 billion in 2020 and is projected to reach $18.3 billion by 2030, growing at a compound annual growth rate of 29.7% from 2021 to 2030, according to a published report on the enterprise quantum computing market at https://www.alliedmarketresearch.com/enterprise-quantum-computing-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this Annual Report, and you should not consider information on this website to be part of this Annual Report).

While the current quantum computing market comprises a fraction of the broader high-performance computing market, we anticipate that quantum computers will unlock new applications that are unlikely to be addressable by existing high-performance computers comprised of leveraging classical processing units.

Quantum computing is a nascent and rapidly developing technology that has shown promise in delivering potentially disruptive computing capabilities. We believe that quantum computing’s immense compute capabilities qualify it as a subset of high-performance computing. As quantum computing hardware continues to advance, we expect a corresponding growth in demand for software capable of leveraging the compute capabilities of quantum computing hardware. As an early participant in this rapidly growing ecosystem, we believe we are well-positioned to capture and drive a meaningful amount of this category growth. We believe that there is further potential upside from quantum computing and technology more broadly opening new markets not included in traditional high-performance computing market size estimates.

Economic Conditions, Challenges, and Risks

The markets for high-performance conventional and quantum computing and cloud-based services are dynamic and highly competitive. Our competitors are developing new computing devices, while also enhancing competing cloud-based services for businesses. Aggregate demand for our solutions, services, and devices is also correlated to global macroeconomic and geopolitical factors, which remain dynamic. We must continue to evolve and adapt over an extended time in pace with this changing environment.

The investments we are making in Quantum Optical Chips and devices will continue to increase our operating costs and may decrease our operating margins. Components for our devices are primarily manufactured by third-parties. Some of our products contain certain components for which there are very few qualified suppliers. Extended disruptions at these suppliers could impact our ability to manufacture devices on time to meet consumer demand.

Our success is highly dependent on our ability to attract and retain qualified employees. We hire a mix of university and industry talent. We compete for talented individuals by offering an exceptional working environment, an ability to work on new, ground-breaking quantum technology, the ability to grow one’s career across many different products and businesses, and competitive compensation and benefits.

Results of Operations

Three Months Ended March 31, 2024 and 2023

The following table summarizes the highlights of our financial performance for the three months ended March 31, 2024 and March 31, 2023 as well as the increase (decrease) and percentage changes between the periods presented:

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Dollar Change	Percentage Change
Revenue	$27,325	$120,530	$(93,205)	(77)%
Cost of revenue	15,923	56,239	(40,316)	(72)%
Operating expenses	6,443,879	7,063,493	(619,614)	(9)%
Loss from operations	(6,432,477)	(6,999,202)	566,725	(8)%
Other income (expenses)	(473,904)	(718,629)	(244,725)	(34)%
Net loss	(6,906,381)	(7,717,831)	(811,450)	(11)%
Loss per common share – basic and diluted	$(0.08)	$(0.13)	$0.05	(38)%

Revenues

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Increase (Decrease)	Percentage Change
Products	$-	$-	$-	-
Services	27,325	120,530	(93,205)	(77)%
Total	$27,325	$120,530	$(93,205)	(77)%

Revenues for the three months ended March 31, 2024 were $27,325 compared to $120,530 for the comparable prior year period, a decrease of $93,205 or 77%. The decrease in revenues is primarily due to changes in the number and size of active customer contracts and the level of effort performed on each one during the periods. Revenue in the current reporting period is derived from professional services provided to multiple government and commercial customers under multi-month contracts.

Cost of Revenues

Cost of revenues, which consists of direct labor expenses, primarily salary expense for engineering and solutions staff delivering services, was $15,923 for the three months ended March 31, 2024 compared to $56,239 for the comparable prior year period, a decrease of $40,316 or 72%. The decrease is primarily due to the decrease in direct labor expense required to perform on the contracts in the current quarter compared to the prior year period.

Gross Profit/Gross Margin

Gross profit and gross margin for the three months ended March 31, 2024 was $11,402 and 42%, respectively, compared to $64,291 and 53%, respectively, for the comparable prior year period, a decrease of $52,889 and 57%, respectively. The change was nearly entirely the result of a reduction in contractual service revenue where the cost of goods sold was defined under the terms of our general professional services obligation. Our lack of a scaled and distributed base of revenue generation by product and sales channel can result in large swings in gross margin between reporting periods.

Operating Expenses

Operating expenses consist of payroll and employee benefits, external contractor, consulting and professional services costs, stock-based compensation expense and general and administrative expenses, including other headcount-related expenses associated with finance, legal, human resources and other administrative personnel, depreciation and amortization, certain taxes, and legal and other administrative fees. Operating expenses for the three months ended March 31, 2024 were $6,443,879 compared to $7,063,493 for the comparable prior year period, a decrease of $619,614 or 9%. The year-over-year change was driven primarily by a decrease in stock option expenses.

Net Loss

Our net loss for the three months ended March 31, 2024 was $6,906,381 compared to a net loss of $7,717,831 for the comparable prior year period, a decrease of $811,450 or 11%. In addition to the changes in operating expenses discussed above, net loss was also impacted favorably by decreases in preferred dividends and promissory notes of $413,199 partially offset by $181,078 of increased financing costs resulting from the Company’s use of our ATM facility.

Liquidity and Capital Resources

We have incurred net losses and experienced negative cash flows from operations since inception. To date, since February 2018, the Company has raised $73,086,595 through private and public placements of equity and $12,633,000 through private placements of convertible promissory notes and other debt for a total of $85,719,595 through March 31, 2024. The Company has no lines of credit and $535,684 in short-term debt obligations outstanding. We expect to incur additional losses and higher operating expenses for the foreseeable future as we continue to invest in research and development and go-to-market programs. We have determined that additional financing will be required to fund our operations for the next 12 months and our ability to continue as a going concern is dependent upon obtaining additional capital and financing. As of March 31, 2024, the Company had cash and cash equivalents of $6,100,769.

Our primary uses of cash are to fund our operations as we continue to grow our business. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and non-linear quantum optical chips and fund business operations. Until such time as we can generate significant revenue from sales or subscriptions of our hardware offerings, we expect to finance our cash needs through public and/or private equity and/or debt financings or other capital sources, including but not limited to U.S. government grant and loan programs. However, we may be unable to raise sufficient funds or enter into such other arrangements, when needed, on favorable terms, or at all. In particular, uncertain and unfavorable conditions in the United States and global macroeconomic environment, including inflationary pressures, rising interest rates, banking collapses, and financial and credit market fluctuations, could reduce our ability to access capital on favorable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be, or could be, diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce our quantum computing development and go-to-market efforts.

The following table summarizes total current assets, liabilities and working capital at March 31, 2024, compared to December 31, 2023:

	March 31, 2024	December 31, 2023	Increase (Decrease)
Current Assets	$7,358,292	$3,181,748	$4,176,544
Current Liabilities	$3,025,767	$4,619,637	$(1,593,870)
Working Capital (Deficit)	$4,332,525	$(1,437,889)	$5,770,414

At March 31, 2024, the Company had working capital of $4,332,525 compared to a working capital deficit of $1,437,889 at December 31, 2023. The $5,770,414 increase in working capital is primarily due to additional cash of $2,070,896 obtained from net proceeds from sales of our common stock under the ATM facility during the current period, partially offset by our payoff of the Streeterville Unsecured Note.

Cash Flows

Net cash used in operating activities for the three months ended March 31, 2024 and 2023 was $4,441,962 and $4,716,301, respectively, in each case primarily as a result of our net loss in each period offset by noncash adjustments for stock-based compensation and depreciation and amortization.

Net cash used in investing activities for the three months ended March 31, 2024 and 2023 was $1,578,608 and $378,754, respectively, and were attributable to our purchase of computer hardware and laboratory equipment. The increase in investment in the current period is primarily due to the purchase of additional equipment in establishing the Company’s TFLN chip manufacturing facility in a leased space within Arizona State University’s Research Park in Tempe, Arizona.

Net cash provided by financing activities was $10,062,054 and $6,551,455 for the three months ended March 31, 2024 and 2023, respectively. Cash flows provided by financing activities during the three months ended March 31, 2024 were attributable to use of the ATM facility to sell shares of our common stock, offset by repayments on the Streeterville Unsecured Note and redemptions of Series A Preferred shares. Cash flows provided by financing activities during the period ended March 31, 2023 were attributable to the use of the ATM facility to sell shares of our common stock.

During the first three months of 2024, we have funded our operations primarily through the sale of shares of our common stock and the use of cash on hand.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations and receipt of revenues. Demand for the products and services will be dependent on, among other things, market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature.

Critical Accounting Estimates

Certain of our accounting policies require the application of significant judgment by our management, and such judgments are reflected in the amounts reported in our unaudited condensed consolidated financial statements. In applying these policies, our management uses judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of market trends, information provided by our strategic partners and information available from other outside sources, as appropriate. Actual results may differ significantly from the estimates contained in our unaudited condensed consolidated financial statements.

Revenue

The Company recognizes revenue in accordance with ASC 606 – Revenue from Contracts with Customers. We recognize revenue from time and materials-based contracts as the direct hours worked during the period times the contractual hourly rate, plus direct materials and other direct costs as appropriate, plus negotiated materials handling burdens, if any. Revenue from fixed price contracts is recognized as work is performed with estimated profits recorded on a percentage of completion basis. The Company has no cost reimbursement (“cost-plus”) type contracts at this time.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our unaudited condensed consolidated financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Item 4. Controls and Procedures

(a) Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In designing and evaluating our disclosure controls and procedures, our management recognized that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure controls and procedures also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

As of the end of the three-month period ending March 31, 2024, we carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and our principal financial officer, of the effectiveness of our disclosure controls and procedures. Based on such evaluation, our principal executive officer and principal financial officer concluded that as of March 31, 2024, our disclosure controls and procedures were not effective to provide reasonable assurance that (a) the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (b) such information is accumulated and communicated to our management, including our Chief Executive Officer and President and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Specifically, the Company does not have sufficient accounting staff to enable proper segregation of duties.

(b) Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

Except as listed below, there is no action, suit, or proceeding by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or our subsidiaries, threatened against or affecting the Company, our common stock, our subsidiaries, or the Company’s or its subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect on the Company.

BV Advisory Partners, LLC (“BV Advisory”) was purportedly a shareholder of QPhoton, the predecessor in interest to QPhoton, LLC, a wholly owned subsidiary of the Company (both referred to as “QPhoton” in this Legal Proceedings discussion). On October 13, 2022, BV Advisory filed a petition in the Court of Chancery of the State of Delaware seeking appraisal rights on the shares of common stock of QPhoton it allegedly owns (which shares represented 10% of the shares of common stock of QPhoton outstanding immediately prior to the Company’s acquisition of QPhoton) pursuant to Section 262 of the General Corporation Law of the State of Delaware. The parties agreed to suspend discovery pending resolution of outstanding motions in two related cases, and the Company does not have sufficient information to assess the potential impact of the appraisal demand at this time.

In addition, on March 1, 2021, QPhoton entered into a Note Purchase Agreement with BV Advisory. Under the Note Purchase Agreement, on March 1, 2021, March 23, 2021 and July 9, 2021, QPhoton and BV Advisory entered into convertible promissory notes for $200,592, $150,000, and $150,000, respectively, for a total of $500,592 (the “BV Notes”). The BV Notes all bore interest at a rate of 6% per annum and matured two years from the grant date.

On June 16, 2022, the effective date of our acquisition of QPhoton, QPhoton tendered a cashier’s check to BV Advisory in the amount of $535,684.24, representing the full principal balance of the BV Notes and accrued interest through June 16, 2022. BV subsequently filed suit against the Company disputing the calculation of the payment amount and asserting other claims.

On August 16, 2022, BV Advisory filed a complaint in the Court of Chancery of the State of Delaware naming the Company and certain of its directors and officers (among others) as defendants (the “Lawsuit”). BV Advisory is seeking, among other relief, monetary damages for an alleged breach of the Note Purchase Agreement between BV Advisory and QPhoton, as well as monetary damages for alleged breach of an alleged binding letter of intent among Barksdale Global Holdings, LLC (“BGH”), Inference Ventures, LLC (“Inference Ventures”) and QPhoton. BV Advisory and its affiliates claim that pursuant to the letter of intent they had the right to acquire additional shares in QPhoton by investing $2.5 million in QPhoton. BV Advisory claims QPhoton refused to allow BV Advisory to purchase the equity.  However, BV Advisory never made the additional investment in QPhoton. The Company believes that BV Advisory’s claims have no merit and intends to defend itself vigorously. The Company filed a motion to dismiss the Lawsuit, and on May 28, 2024 the Court dismissed eight of the ten counts in the BV Advisory complaint.

On December 30, 2022 the Company, QPhoton and Robert Liscouski (the “Quantum Plaintiffs”) filed suit in the Superior Court of New Jersey (the “NJ Court”) against Keith Barksdale, Michael Kotlarz, BV Advisory, BGH, Power Analytics Global Corporation (“PAG”), and Inference Ventures (and together with Barksdale, Kotlarz, BV Advisory, BGH, and PAG the “BV Defendants”), alleging fraud, aiding and abetting fraud, defamation, and conspiracy to defraud, seeking monetary and injunctive relief. The Company claims that the BV Defendants have made numerous public statements defaming the Company and its management in furtherance of a plan to manipulate the trading prices of the Company’s common stock, and that the BV Defendants misrepresented their ownership in QPhoton and conspired to acquire additional shares of QPhoton at the Company’s expense. The BV Defendants filed a motion to dismiss the complaint on March 24, 2023, and on June 5, 2023, the NJ Court largely denied the BV Defendants’ motion.  On January 31, 2024, the BV Defendants filed a motion for reconsideration of their motion to dismiss. On March 7, 2024, the NJ Court issued an order, granting the BV Defendant’s motion dismissing the Company’s case on procedural grounds because, according to the NJ Court, the Company can assert its claims against Defendants in the Delaware courts. The Company filed a motion for reconsideration of the order dismissing the case, which was argued on April 30, 2024. On May 1, 2024 the NJ Court affirmed its initial order dismissing the case and directed the Company to file its claims in Delaware. The Company is currently evaluating whether it should file the claims in Delaware and does not have sufficient information at this time to assess the potential impact of the action against the BV Defendants.

On July 27, 2023, BV Advisory and its managing member, Keith Barksdale, as alleged stockholders of and claimants against the Company, filed a petition in the Court of Chancery of the State of Delaware to appoint a receiver for the Company based on allegations that the Company is insolvent due to purported poor corporate governance and cash management. The petition also objects to the Company’s approach to raising capital. In a related motion, the petitioners also sought expedited treatment of the petition on July 28, 2023, alleging that they face a threat of irreparable harm. The Company strongly disagrees with the allegations in the petition and plans to vigorously defend ourselves against these claims. On August 23, 2023, the Company filed a motion to dismiss the petition. The Company’s motion to dismiss and BV Advisory’s motion for expedited treatment were argued before the Court on October 11, 2023. The Court denied BV Advisory’s motion to expedite and on May 28, 2024 the Court granted the Company’s motion to dismiss the petition without prejudice.

Item 1A. Risk Factors

We believe there are no changes that constitute material changes from the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024.

Item 2. Unregistered Sales of Equity Securities, Use of Proceeds, and Issuer Repurchases of Equity Securities

There were no unregistered sales of the Company’s equity securities during the quarter ended March 31, 2024.

Item 3. Defaults upon Senior Securities

There has been no default in the payment of principal, interest, sinking or purchase fund installment, or any other material default, with respect to any indebtedness of the Company.

Item 4. Mine Safety Disclosures

Not Applicable.

Item 5. Other Information

None